Exhibit 10.21

Confidential

November 26, 2018

David Mantus

Retention Bonus Agreement

Dear Dave,

On behalf of Arsanis, Inc. (the “Company”), I would like to thank you for your continued service to the Company and emphasize your importance to our organization and its success. I am pleased to inform you that, as an incentive for your continued service to the Company, the Company is making you eligible for a special retention bonus, subject to the satisfaction of the terms and conditions described in this letter agreement.

1.

Retention Bonus – You are eligible to receive a retention bonus in an amount equal to $481,000, less all applicable taxes and withholdings, (the “Retention Bonus”) upon the earliest to occur of the following (the date on which the earliest of the following to occur, the “Payment Eligibility Date”), provided you remain employed by the Company through the Payment Eligibility Date and that you otherwise satisfy the terms and conditions of this letter agreement:

(i)	March 31, 2019;

(ii)	the closing of a Change of Control (as defined in Exhibit A to this letter agreement) (the “Closing”);

(iii)	the termination of your employment by the Company without “Cause” (as defined in Exhibit A to this letter agreement); or

(iv)	your death.

2.

Interaction with Terms of Employment Letter Agreement – You agree and acknowledge that, in order to receive the Retention Bonus, you hereby relinquish your rights to receive any and all severance pay and bonus amounts you would otherwise be entitled to receive upon a termination of your employment (together, the “Severance Payments”) pursuant to Sections 10(a), 10(b) or 10(c) of the Amended and Restated Letter Agreement between you and the Company dated October 10, 2017 (the “Employment Letter”), whether or not the Retention Bonus is paid to you as a result of the termination of your employment by the Company without Cause. For the avoidance of doubt, you shall continue to be eligible to receive payment from the Company for benefits continuation and any equity acceleration described in the Employment Letter, in accordance with the terms and conditions of the Employment Letter. The terms of your Employment Letter shall otherwise remain in full force and effect. By signing this agreement, you agree and acknowledge that you shall have no further rights with respect to the Severance Payments.

3.

Conditions to Payment – Release, Compliance, and Cooperation. In order to receive payment of the Retention Bonus, you (or, in the event of your death, the Trust or other representatives, as set forth in Section 7 below) must sign a release and, if applicable, separation agreement in a form with customary terms to be supplied by the Company at or promptly following the Payment Eligibility Date that includes, among other provisions, (i) a release of claims in favor of the Company and its agents, (ii) confirmation of continued compliance with the Invention, Non-Competition, Non-Solicitation and Non-Disclosure Agreement you previously signed in connection with your employment with the Company (the “NDA”), and, (iii) if the payment of the Retention Bonus is as a result of a termination without Cause, an agreement to provide post-employment cooperation to the Company, and which release (the “Release”) becomes enforceable within 60 days (or such shorter period as the Company specifies) following the Payment Eligibility Date. The “Release Effective Date” is the date the Release becomes enforceable, provided that if the 60-day period for providing an enforceable Release extends into a calendar year subsequent to the year containing the Payment Eligibility Date, the Release Effective Date will be treated, solely for payment timing purposes, as occurring no earlier than the first business day of such subsequent year unless payment may be made earlier consistent with Section 409A (as defined below).

You must continue to comply with all of the provisions of your NDA in order to be eligible for this program; provided, however, that the Company agrees that, in consideration of the Release, it will waive the post-employment non-competition restriction set forth in Section 4(a) of the NDA. You must also, while employed, perform the material duties assigned to you that are consistent with your position (or those of a position to which you have been transferred by the Company or that are reasonably required of you in connection with a Closing transition, if applicable) and must assist the Company to the best of your ability in any efforts to effect a Change of Control or to transition services thereafter, if applicable.

4.

Payment Timing – Assuming you satisfy the conditions to payment, you will receive the Retention Bonus in a single lump sum, less all applicable taxes and withholdings, on the first regular payroll date occurring after the Release Effective Date but no later than March 15 of the year following the year in which the Payment Eligibility Date occurs.

5.

Amendment – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

6.

Withholding; Section 409A. All payments and benefits hereunder will be subject to reduction for applicable tax withholdings. Any payments made over time are to be treated as a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”). This letter agreement is intended to provide for payments that are exempt from or comply with the provisions of Section 409A and this letter agreement must, to the extent practicable, be construed in accordance therewith. Terms defined in this letter agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this letter agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

7.

Payment to Heirs. If you should die after signing this letter agreement, any unpaid amounts will be paid in accordance with the terms of this letter agreement (i) to the extent permitted by law, to the Rupich Mantus Family Trust (the “Trust”), as your beneficiary, or (ii) to the extent payment to the Trust is not permitted by law, to the executors, personal representatives, or administrators of your estate. All references to you in this letter agreement shall, where applicable, refer to the Trust or your other representatives as described in this Section 7 in the event the Payment Eligibility Date occurs by reason of your death.

8.	Source of Payment. Nothing herein may be construed as establishing a trust or as requiring the Company to set aside funds to meet its obligations hereunder.

9.

Notices. Any notice, request, demand, and other communication provided for by this letter agreement must be in writing and will be effective when delivered in person or three business days after it is deposited in the United States mail, postage prepaid, registered or certified, or one business day after it is provided to a national overnight carrier, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the President and Chief Executive Officer, or to such other address as either party may specify by notice in the manner provided in this Section 9.

10.

Severability. Each provision of this letter agreement must be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this will not affect any other provision of the letter agreement, which, consistent with such law, will remain in full force and effect. All surviving clauses must be construed so as to effectuate the purpose and intent of the parties.

11.

Interpretation. The parties agree that this letter agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. References in this letter agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

12.	Counterparts. This letter agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

13.

Binding Effect; Assignment and Assumption. This letter agreement will be binding upon and inure to the benefit of the parties, any successors or assigns of the Company, and the Trust or your other representatives as described in Section 7 above. The Company may assign this letter agreement in connection with a Change of Control to an acquirer in a Change of Control (the “Acquirer”). Any obligation of the Company to pay any compensation under this letter agreement will be deemed to have been appropriately satisfied if the Acquirer assumes the obligations under this letter agreement. You may not assign this letter agreement to others, provided, however, that nothing precludes you from changing your designated beneficiaries to receive compensation or benefits, if any, payable under this letter agreement upon your death.

14.

Governing Law; Jury Trial Waiver. This letter agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles. Any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement must be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts, and the Company and you each consents to the jurisdiction of such a court. IF AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND YOU HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS LETTER AGREEMENT OR THE RELEASE IT CONTEMPLATES.

15.

Effect of this Letter Agreement – Nothing in this letter agreement imposes any requirement on the Company or the Company’s shareholders to complete any Change of Control with respect to the Company. Nothing in this letter agreement restricts either your or the Company’s rights to terminate your employment at any time, with or without Cause or notice, and for any or no reason, nor does it change your status as an at-will employee. This letter agreement supersedes any written or oral communications between the Company and you with respect to retention bonuses. For the avoidance of doubt, notwithstanding the terms of the Employment Letter, you will not be eligible for, nor shall you have a right to receive, the Severance Payments.

If you have any questions about the matters covered in this letter agreement, please call contact Sheila Daly at sheila.daly@arsanis.com or (781)819-4645.

Very truly yours,

By:	/s/ Michael Gray
Michael Gray
Chief Financial Officer and Chief Operating Officer
Arsanis, Inc.

Intending to be legally bound, I have signed this letter agreement as of the date set forth below.

/s/ David Mantus	Date:	26 Nov 2018
David Mantus

Exhibit A

“Cause” means, for purposes of this letter agreement, the following, as determined by the Board in its reasonable judgment:

(i)	the commission of, or indictment or conviction for, any felony, or any other crime involving dishonesty;

(ii)	participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company;

(iii)	intentional and substantial damage to any property of the Company;

(iv)

failure of performance of your duties (not attributable to sickness, disability or death) after reasonable written notice no later than thirty (30) days following the occurrence of the failure and a 30-day opportunity to cure, provided, however, that such opportunity to cure shall only apply to any failure that the Board, in its reasonable discretion, deems susceptible to cure; or

(v)

your breach of any material provision of your Employment Letter, the NDA, or any other agreement to which you and the Company are both parties, after reasonable written notice no later than thirty (30) days following the occurrence of the breach and a 30-day opportunity to cure, provided, however, that such opportunity to cure shall only apply to any breach that the Board, in its reasonable discretion, deems susceptible to cure, and that any breach by you of your obligations of confidentiality or non-competition under the NDA shall be deemed not susceptible to cure.

“Change of Control” means the first to occur of any of the following: (i) a merger or consolidation, business combination, acquisition or similar transaction (a “Transaction”) in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such Transaction, except in the case of either clause (A) or (B) any such Transaction involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such Transaction continue beneficially to own, immediately following such Transaction, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such Transaction, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a Transaction not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any Person or entity or group of affiliated Persons or entities. For purposes of this definition, “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.